Exhibit 99.1

Intercept Pharmaceuticals Announces Additional Results of Global Primary Biliary Cirrhosis Study Group Analysis Presented at EASL

Data Support Unmet Therapeutic Need in Primary Biliary Cirrhosis and Strong Statistical Correlation of POISE Phase 3 Primary Endpoint with Clinical Outcomes

New York, NY, April 30, 2013 /(GLOBE NEWSWIRE)/ — Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT), a clinical stage biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat chronic liver diseases, today announced additional details relating to the analysis presented by the Global Primary Biliary Cirrhosis Study Group (Study Group) at the annual meeting of the European Association for the Study of the Liver (EASL) held in Amsterdam on April 24-28, 2013. The Study Group presented an analysis of data from over 2,100 primary biliary cirrhosis (PBC) patients, among whom 981 patients met Intercept’s ongoing Phase 3 POISE trial entry criteria at the time they initiated ursodiol therapy of having an alkaline phosphatase (ALP) level exceeding 1.67 times upper limit normal (ULN) and/or an abnormal bilirubin level. The analysis of this cohort of patients from the Study Group further substantiates the primary endpoint used in POISE as being strongly predictive of adverse clinical outcomes such as liver transplant and death in PBC patients.

“This independent analysis from the Study Group further validates the use of a surrogate endpoint in PBC trials to predict long-term outcomes,” said Mark Pruzanski, M.D., Chief Executive Officer and President of Intercept. “Our selection of the POISE trial endpoint was based on a recent emerging consensus of leading PBC opinion leaders and we are glad to see that the Study Group data analyzed to date support its clinical utility.”

The data show that after one year of ursodiol therapy 58.7% of the patient cohort (n=576/981) had an inadequate therapeutic response as determined by failure to meet the POISE trial primary endpoint, which is defined as the achievement of both an ALP level of less than 1.67 times ULN (with a minimum 15% reduction from baseline) together with a normal bilirubin level. In the non-responder group, 30.0% of patients went on to require a liver transplant or die (n=173/576) as compared to 12.6% of patients in the responder group (n=51/405), reflecting a 2.4-fold higher event rate for the non-responders (p=4.5x10E-10).

In order to censor out deaths due to causes other than PBC-associated liver failure, the Study Group, among other things, analyzed a younger subgroup of patients who were under 60 years old (n=666) at the time they initiated ursodiol therapy. In this subgroup, 61.3% of patients (n=408/666) failed to meet the POISE endpoint after one year of ursodiol therapy and 26.2% of these patients went on to require a liver transplant or die (n=107/408), as compared to 7.4% of patients in the responder group (n=19/258), reflecting a 3.6-fold higher event rate for the non-responders (p=1x10E-7).

The event rate among the responders in this subgroup was 41.3% lower than the event rate of the responder group in the overall patient cohort that included older patients. We believe that this difference is likely due to the greater exclusion of mortality unrelated to PBC in the younger patient subgroups, resulting in even greater differentiation of the responder and non-responder groups.

About The Global Primary Biliary Cirrhosis Study Group

The Global Primary Biliary Cirrhosis Study Group is currently comprised of a group of 15 academic medical centers from eight countries that are pooling their data to investigate the relationship between biochemical assessments of liver function and adverse clinical outcomes in primary biliary cirrhosis. Intercept is sponsoring this independent academic research program but is not involved in the data collection and analysis, which are being conducted by Dr. Henk van Buuren and Dr. Bettina Hansen of Erasmus University Medical Centre in Rotterdam, The Netherlands. The data demonstrate that the primary endpoint being used in Intercept’s Phase 3 POISE trial is highly statistically predictive of liver transplant-free survival in primary biliary cirrhosis patients. Intercept anticipates final data from at least 4,000 patients will be collected and analyzed as part of the study.

About Obeticholic Acid (OCA) and the POISE Trial

Intercept’s lead product candidate, obeticholic acid, is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is initially being developed for the second line treatment of primary biliary cirrhosis in patients with an inadequate response to, or who are unable to tolerate, ursodiol (ursodeoxycholic acid), the only approved therapy for this indication. Primary biliary cirrhosis is a chronic autoimmune liver disease that may progress to cirrhosis and liver failure, and it is currently the fifth leading indication for liver transplant in the United States. Intercept is currently conducting a Phase 3 clinical trial of OCA in primary biliary cirrhosis, called the POISE trial, which is anticipated to serve as the basis for seeking regulatory approval in the United States and Europe. Intercept completed enrollment of 217 patients in the POISE trial in December 2012 and expects results to be available in the second quarter of 2014. OCA has orphan drug designation in both the United States and Europe for the treatment of PBC. Intercept owns worldwide rights to OCA outside of Japan and China, where it has out-licensed the product candidate to Dainippon Sumitomo Pharma.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver diseases utilizing its expertise in bile acid chemistry. For more information about Intercept, please visit the Company’s website at www.interceptpharma.com.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the relationship between ALP and bilirubin and adverse clinical outcomes, the clinical utility of the POISE trial selected endpoints and any potential consensus relating thereto, the acceptance by regulatory authorities of the POISE trial endpoint or results, clinical, preclinical and regulatory developments for our product candidates, the anticipated results of our clinical and preclinical trials and other development activities, and our strategic directives under the caption "About Intercept." These "forward-looking statements" are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the initiation, cost, timing, progress and results of Intercept's development activities, preclinical studies and clinical trials; the timing of and Intercept's ability to obtain and maintain regulatory approval of OCA and any other product candidates it may develop, and any related restrictions, limitations, and/or warnings in the label of any approved product candidates; Intercept's plans to research, develop and commercialize future product candidates; the election by Intercept's collaborators to pursue research, development and commercialization activities; Intercept's ability to attract collaborators with development, regulatory and commercialization expertise; Intercept's ability to obtain and maintain intellectual property protection for its product candidates; Intercept's ability to successfully commercialize its product candidates; the size and growth of the markets for Intercept's product candidates and its ability to serve those markets; the rate and degree of market acceptance of any future products; the success of competing drugs that are or become available; regulatory developments in the United States and other countries; the performance of third-party suppliers and manufacturers; Intercept's ability to obtain additional financing; Intercept's use of the proceeds from its recently completed initial public offering; the accuracy of Intercept's estimates regarding expenses, future revenues, capital requirements and the need for additional financing; the loss of key scientific or management personnel; and other factors discussed under the heading "Risk Factors" contained in Intercept's annual report on Form 10-K for the year ended 2012 filed with the Securities and Exchange Commission on April 1, 2013, as well as any updates to these risk factors filed from time to time in Intercept's other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intercept undertakes no duty to update this information unless required by law.

For more information about Intercept, please contact Mark Pruzanski, M.D., or Barbara Duncan, both of Intercept Pharmaceuticals, at 1-646-747-1000.